Exhibit 99.1
FOR IMMEDIATE RELEASE:

Contact:  Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050



AMSCAN HOLDINGS, INC. COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR
                  OUTSTANDING 9.875% SENIOR SUBORDINATED NOTES
                                    DUE 2007


ELMSFORD, NY--April 2, 2004 - Amscan Holdings, Inc. announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding $110,000,000 aggregate principal amount of 9.875% Senior Subordinated Notes due 2007. In conjunction with the tender offer, consents are being solicited to effect certain amendments to the indenture governing the Senior Subordinated Notes.

The offer to purchase will expire at 12:00 Midnight, New York City time, on April 29, 2004, unless extended or terminated. The solicitation of consents will expire at 5:00 p.m., New York City time, on April 15, 2004, unless extended or terminated. Holders tendering their Senior Subordinated Notes will be required to consent to certain proposed amendments to the indenture governing the Senior Subordinated Notes, which will eliminate substantially all of the affirmative and restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in the indenture.

If the offer to purchase is consummated, tendering holders who validly tender and deliver consents by the offer expiration date will, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, receive the offer consideration of $1,032.92 per $1,000 of principal amount of the Senior Subordinated Notes tendered, plus all accrued and unpaid interest to, but not including, the date of payment for such Senior Subordinated Notes accepted for purchase, which would be promptly following the offer expiration date.

Amscan will also, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, make a consent payment of $2.50 per $1,000 principal amount of Senior Subordinated Notes to all holders of Senior Subordinated Notes for which consents have been validly delivered and not revoked on or prior to the consent expiration date (which will be April 15, 2004, unless extended or terminated) for a total consideration of $1,035.42, plus all accrued and unpaid interest to, but not including, the date of payment for such Senior Subordinated Notes accepted for purchase. Holders who validly tender their Senior Subordinated Notes after the consent expiration date will receive only the offer consideration but not the consent payment.

Amscan intends to finance the tender offer and consent solicitation with a portion of the debt and equity financing arranged in connection with its merger with a subsidiary of AAH Holdings Corporation, a company affiliated with Berkshire Partners LLC and Weston Presidio. The completion of this merger is one of the conditions to Amscan's obligations to accept Senior Subordinated Notes for payment pursuant to the tender offer and consent solicitation. The terms and conditions of the tender offer and consent solicitation, including Amscan's obligation to accept the Senior Subordinated Notes tendered and pay the purchase price and consent payments, are set forth in Amscan's Offer to Purchase and Consent Solicitation Statement, dated April 2, 2004. Amscan may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitations at any time.

Amscan has engaged Goldman, Sachs & Co. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (877) 686-5059 (toll free). Requests for documentation may be directed to Bondholder Communications Group, the information agent for the tender offer and consent solicitation, at
(888) 385-2663 (toll free).

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm's investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services. Over the past decade, Berkshire has been an investor in over 75 operating companies with more than $11.0 billion of acquisition value and combined revenues in excess of $14.0


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billion. Additional information may be found at www.berkshirepartners.com.

Weston Presidio, founded in 1991, is a private equity firm with over $2.3 billion under management. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America and Europe. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 200 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. Representative investments include Associated Materials, JetBlue Airways, Restoration Hardware, Hunter Fan, Fender Musical Instruments, and Nebraska Books. For more information, visit www.westonpresidio.com.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 2, 2004.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements. There is no assurance that the offer to purchase will be consummated.

Additional information concerning potential factors that could affect Amscan's financial condition and results of operations is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its 10-K for the fiscal year ended December 31, 2003 and 8-K filed March 29, 2004.